Supplement dated July 26, 2022
to the pricing supplements, each dated July 22, 2022, to the
Product Prospectus Supplement No. ERN-ETF-1 Dated
March 3, 2022, the Prospectus Supplement Dated September
14, 2021 and the Prospectus, Dated September 14, 2021
(each, a “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement 333-259205
Royal Bank of Canada
Notes Linked to a Basket of Closed-End Funds, due July 25, 2024
Global Medium-Term Notes, Series I
CUSIPS: 78015QBJ9 and 78015QBK6
(the “notes”)

This document (the “supplement”) supplements each Note Prospectus. Capitalized terms used but not defined in this supplement have the meanings set forth in each Note Prospectus.
The Initial Price for each Basket Component was determined after the close of trading on July 26, 2022, in the manner contemplated by each Note Prospectus.  The Initial Price for each Basket Component is set forth in the table below:

Basket Component	Ticker	Initial Price
BlackRock Innovation and Growth Trust	BIGZ	$8.284438
BlackRock Enhanced Global Dividend Trust	BOE	$10.06446
BlackRock Science and Technology Trust II	BSTZ	$20.35622
BlackRock Enhanced Capital and Income Fund, Inc.	CII	$18.58965
Calamos Strategic Total Return Fund	CSQ	$14.42173
BlackRock Debt Strategies Fund, Inc.	DSU	$9.471393
Eaton Vance Enhanced Equity Income Fund	EOI	$15.66655
The Gabelli Dividend & Income Trust	GDV	$21.28345
Western Asset High Income Opportunity Fund Inc.	HIO	$4.08354
PGIM High Yield Bond Fund, Inc.	ISD	$12.76228
Nuveen Core Equity Alpha Fund	JCE	$14.61461
Nuveen Credit Strategies Income Fund	JQC	$5.374061
Nuveen Real Asset Income and Growth Fund	JRI	$13.27322
Nuveen Floating Rate Income Opportunity Fund	JRO	$8.406783
Tri-Continental Corporation	TY	$27.57613

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section "Selected Risk Considerations" beginning on page P-8 of the applicable Pricing Supplement, and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of product supplement ERN-ETF-1, and on page S-2 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you make any invest decision relating to the notes.

You may access these documents on the SEC website at www.sec.gov as follows:

Pricing Supplement relating to CUSIP 78015QBJ9, dated July 22, 2022:
https://www.sec.gov/Archives/edgar/data/0001000275/000114036122027007/brhc10039903_424b2.htm
Pricing Supplement relating to CUSIP 78015QBK6, dated July 22, 2022:
https://www.sec.gov/Archives/edgar/data/0001000275/000114036122027006/brhc10039900_424b2.htm
Product Prospectus Supplement ERN-ETF-1 dated March 3, 2022:
https://www.sec.gov/Archives/edgar/data/1000275/000114036122007839/brhc10034774_424b5.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.